July 22, 1996

Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934, we are transmitting herewith the attached Form 8-K dated May 23, 1996.

Sincerely,



KATHY GIES
Lands' End, Inc.
One Lands' End Lane
Dodgeville, WI.  53595





               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            ________
                            FORM 8-K

                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported)   May 23, 1996


                        LANDS' END, INC.
     (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



               INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as exhibit (28)3 to this report is a summary transcript from a Lands' End meeting with members of the financial community in New York, New York, on Thursday, May 23, 1996.









                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.
























                                        LANDS' END, INC.

Date July 22, 1996          By: /s/ BRADLEY K. JOHNSON
                                    -------------------
                                    Bradley K. Johnson
                                    Senior Vice President,
                                    Chief Financial Officer &
                                    Chief Administrative Officer







Attached is a summary transcript from a meeting with members of the financial community in New York, New York, on Thursday, May 23, 1996.








                         LANDS' END, INC.
                      9TH ANNUAL UPDATE FOR
                     PROFESSIONAL INVESTORS

                       New York, New York
                          May 23, 1996
                       (edited transcript)


MIKE SMITH
     I want to welcome all of you to our annual financial analyst meeting. I'm glad we've had a chance to visit. I'm also glad you've had the opportunity to meet Brad Johnson who has joined Lands' End about a week ago as our new chief administrative officer and also as chief financial officer. Chip Orum, who is our executive vice president and chief operating officer is also here today, and we'll start with Chip's presentation.

CHIP ORUM
     Thanks, Mike. I'd like to review the results for fiscal 1996, ended February 2, 1996, and for the first quarter of this year, ended May 3, 1996. Copies of the slides are in your packets.

*****************************************************************
Chart #1  Net Sales (in millions)

     FY-1992 -- $683          1QFY-1996 -- $207
     FY-1993 -- $734          1QFY-1997 -- $212
     FY-1994 -- $870
     FY-1995 -- $992
     FY-1996 -- $1,032

     Sales totaled $1.032 billion in fiscal 1996. During the year we saw good growth in our international, new and specialty businesses, which were the primary contributors to the $40 million sales increase. As you know we have two foreign-based businesses: the U.K. and Japan, and fiscal 1996 was the first full year of operations in Japan. These two businesses still represent less than 10 percent of our sales. While we saw growth in the Kids, Coming Home, Territory Ahead, and Corporate Sales businesses in addition to international, the core monthly and prospector catalogs were below the prior year. These core books represent about two-thirds of our business, and their decline had a significant impact on our overall 4 percent growth.

     For the first quarter of this year, sales were up 2 percent to $212 million. The sales growth came from the specialty and new businesses. The core catalogs were relatively flat on fewer pages mailed. Liquidation sales were down principally due to the timing of the fall/winter clearance broadside, which caused more sales to fall into January, whereas in the prior year, more sales fell into the first quarter.

     *******************************************************
Chart #2  Catalogs Mailed (in millions)

     FY-1992 -- 123
     FY-1993 -- 136
     FY-1994 -- 155
     FY-1995 -- 191
     FY-1996 -- 200

     In fiscal 1996 we mailed about 200 million catalogs, which was up about 5 percent. The increases were principally in the specialty and new businesses and also in international.

     *******************************************************
Chart #3  Customers -- 36-month Buyer/Housefile Names
                                         (in millions)
     FY-1992 -- 6.3/14.1
     FY-1993 -- 6.8/15.6
     FY-1994 -- 7.4/18.1
     FY-1995 -- 8.2/20.4
     FY-1996 -- 9.0/23.1

     At the end of last year we had over 23 million names on our mailing list. Of these, we had about 9 million customers who made at least one purchase during the past 3 years. However, due to the softness in our core books during fiscal 1996, these buyers at year-end were, on average, not as strong in terms of recency of last purchase.

     Please note that the fiscal 1996 numbers have recently been updated and may differ from what you have seen previously.

     *******************************************************
Chart #4  Gross Profit Margin

     FY-1992 -- 42.2%         1QFY-1996 -- 43.8%
     FY-1993 -- 41.8%         1QFY-1997 -- 44.7%
     FY-1994 -- 40.9%
     FY-1995 -- 42.4%
     FY-1996 -- 43.0%

     Gross profit margin in fiscal 1996 was 43.0 percent, a 60 basis point improvement from the prior year. We continued to enjoy margin increases due to merchandise sourcing improvements as well as a greater proportion of our sales coming from higher margin businesses. Those sourcing changes include a higher percentage of direct imports as well as an increase in the amount produced in the Caribbean area by our U.S.-based vendors under their 807 programs.

     For the first quarter of this year, margin improved, principally due to lower levels of liquidation.

     *******************************************************
Chart #5  SG&A Ratio

     FY-1992 -- 35.0%         1QFY-1996 -- 42.8%
     FY-1993 -- 34.2%         1QFY-1997 -- 41.1%
     FY-1994 -- 32.8%
     FY-1995 -- 36.0%
     FY-1996 -- 38.0%

     Last year, our selling, general and administrative expense ratio increased to 38.0 percent of sales. Higher paper prices and postal rates and lower sales productivity in U.S. catalogs accounted for this increase. The higher paper prices and postal rates were about a $20 million increase for us, which was about 2 percent of sales.

     For the first quarter of this year, SG&A decreased 2 percent in dollars and was 41 percent of sales. The 170 basis point improvement from the prior year in the SG&A ratio came from an increase in sales per page mailed, especially in the Kids and Beyond Buttondowns catalogs, and also from relatively lower fulfillment wages and shipping expense.

     *******************************************************
Chart #6  Pretax return on sales

     FY-1992 -- 7.0%          1QFY-1996 -- 1.1%
     FY-1993 -- 7.4%          1QFY-1997 -- 3.5%
     FY-1994 -- 8.0%
     FY-1995 -- 6.0%
     FY-1996 -- 4.9%

     Pretax return on sales declined to 4.9 percent for fiscal 1996 due to the higher operating costs.

     For the quarter, pretax margin was 3.5 percent, reflecting the improvements in catalog and fulfillment expense ratios.

     *******************************************************
Chart #7  Net earnings per share

     FY-1992 -- $0.77         1QFY-1996 -- $0.04
     FY-1993 -- $0.92         1QFY-1997 -- $0.13
     FY-1994 -- $1.18
     FY-1995 -- $1.03
     FY-1996 -- $0.89

     In fiscal 1996, earnings per share were $0.89 compared with $1.03 in the prior year. In both fiscal years, we had charges related to the sale of MontBell. Without giving effect to the charges, per share earnings were $0.92 in fiscal 1996 compared with $1.09 in the prior year.

     Earnings per share for the first quarter were $0.13 versus
$0.04 cents last year. The earnings improvement was a result of both improved gross profit and lower expenses.

    ************************************************************
Chart#8  Year-end Inventory/First Time Fulfillment
                                  (dollars in millions)
     FY-1992 -- $123/87%
     FY-1993 -- $106/87%
     FY-1994 -- $150/85%
     FY-1995 -- $169/88%
     FY-1996 -- $165/90%

     I'm very pleased with what we've done over the last year and a half to keep our inventories in check while improving our first-time fulfillment rate. Year-end inventory was $165 million, down slightly from the prior year. I thought this was a pretty good accomplishment for our inventory people in light of soft business.

     One of our customer service goals is to ship 90 percent of the items ordered at the time the order is placed. Last year we shipped about 90 percent. So far this year, we are off to a good start in this regard.

     Inventory at the end of the first quarter of this year was down about $28 million from a year ago. We intended to bring inventories down during the spring as we felt we had more than we needed last year.

     Inventory and fulfillment will continue to receive attention from our continued effort to improve worldwide inventory management.

     *******************************************************
Chart #9  Return on average Shareholders' Investment

     FY-1992 -- 23%
     FY-1993 -- 25%
     FY-1994 -- 28%
     FY-1995 -- 20%
     FY-1996 -- 16%

     Return on equity declined to 16 percent in fiscal 1996 due to the lower level of profits. We continue to operate the business without any long-term debt and to use excess cash to repurchase shares.

     In summary, in fiscal 1996, the paper and postal increases and a lackluster retail apparel environment hindered us in our efforts to improve our financial results. I believe that the Lands' End franchise is quite strong and the opportunities to improve and grow the business are there.

     Now I'll turn it back to Mike. We'll have plenty of time later in the meeting for your questions.



MIKE SMITH
     Thanks, Chip.  Last year when I met with you, I outlined
Lands' End's philosophies and principles of doing business. I spoke about our focus on the customer, on the product and on ideas and innovation. These are the fundamental areas that will determine our success in the future.

     One of the things I'd like to do this year is to define for you what I see as my responsibilities, and by the way, I believe these are shared with other members of top management. I believe
I have two primary responsibilities. The first is to produce results, both financial and service measures. The specific targets that we set each year may vary, but the measures we use remain fairly constant - pretax return on sales, net sales, returns, and initial product fulfillment are some of the key measures we track.

     I see my second primary responsibility as preserving those Lands' End principles and philosophies that I talked about a year ago -- preserving those things that make Lands' End different and special -- preserving what is often today called the company culture. I want to ensure that the Lands' End of 5 years from now, or 10 or 20 years from now, is the same special and unique company you see today. Not that we'll be doing things the same way or that we'll look the same, but that we will still have those qualities that separate us from others and make Lands' End a great place to shop and a fun place to work.

     There are two reasons that these are important for you to know. The first is that I define my role very broadly, and my attention will be focused on whatever aspects of the business will contribute most to those two responsibilities. It could be product, marketing, planning -- whatever areas need the most attention.

     The second reason it's important for you to know is that I won't be spending much time on things that are outside of those responsibilities.

     What I'd like to do now is to briefly review the past year.


     We've had a lot going on and have made a fair amount of
progress.   Last year at this time I identified product quality,
which includes the issue of fit, as one of our top priorities.
This year, I'm happy to note that we've made good progress in this area. We've evaluated all of our key core products and are in the midst of upgrading and introducing them. Our customer has responded favorably to the upgrades introduced so far. In addition to the core product upgrades, we've evaluated our methods of ensuring quality, and made changes to our standards and procedures. And, maybe most significantly, through our actions we've sent a clear message throughout the company that we will not compromise product quality for any reason. We've made costly, but necessary decisions that reinforce this message.

     These initiatives have made a strong contribution to customer satisfaction as our product returns are near a five year low.

     We've also seen changes in other areas.

     We've been developing and are in the process of introducing some higher-end products -- products that offer the customer something special, at prices higher than our core product, but generally much lower than they can find elsewhere.

     We're focusing on new product and new colors -- ways to make the product more exciting and interesting.

     We've developed and refined our reporting, so we have reporting of all key performance measures by business unit and at lower levels, such as category and line.

     We've established an area focused specifically on customer acquisition, including the merchandising, creative and marketing disciplines within the group. This gives undivided attention to this critical area. This group will also be an entry point for new employees. They will learn about Lands' End, our philosophies and our approach to business, before they get thrown into the day-to-day pressures of their respective specialties.

     We had our best year ever in overall inventory management, at a time when the business is more complicated than ever. Our first-time fulfillment was at its second highest level ever, and on average, we had fewer weeks of inventory on hand. And we're currently running ahead of last year's pace in first-time fill.

     And finally, one of our key goals at the beginning of the year was to make the necessary changes to have an impact on the critical fourth quarter. That's where the majority of our profits come from in good years. In fact, last year, almost 85 percent of our net income came in the fourth quarter. Everyone worked very hard to make the catalog as strong as possible to make that fourth quarter successful and they deserve credit for the results.

     So there are many things to feel good about. But there were some real disappointments as well, and areas where we didn't make as much progress as we would have liked. The most significant of these was our disappointing financial results. We hope to improve on those results this year.

     There were some other areas where we didn't perform as well as we would have liked. One was that we pulled back a little too far in terms of SKU reduction in fall '95, which somewhat hurt our sales. Another was that we devoted too much space to unproven specialty and new products that produced low profits and created some inventory problems. We lost some momentum in terms of the customer file. We didn't have that big idea or ideas to make up for lost ground due to lower performance and less prospecting. So we've made some good progress overall, but we clearly have plenty of work ahead of us.

     This year, I see a continuation of the efforts that were initiated last year. We'll continue to focus on improving product, on improving our pretax profit level and on better positioning ourselves for the future. I outlined five general areas of emphasis for the year in the annual report which you can refer to for more detail.

     So what about the future?

     One of the questions I often get is, "Where do we see our growth coming from in the future?" I'd like to spend just a few moments outlining, in general terms, my thoughts on future opportunities and growth.

     As we've said, our first priority is on improving our pretax return on sales, and our second priority is sales growth. I believe we should try to grow as fast as we can manage and as we can profitably grow. I believe we must grow to remain vital and to attract and retain good talent. Last year we pulled back on growth to focus on profitability and to focus on improving the way we manage the business. Since then, we've begun to make progress on performance and on managing the business.

     So where are the growth opportunities for Lands' End? I see growth opportunities in our current business. We have several businesses that I would categorize as new or young businesses. Even businesses like our children's business has not been around for all that long. We've also got Coming Home, Corporate Sales, the UK, Japan, The Territory Ahead, and Willis and Geiger. These all have strong growth potential. Even our core catalog, which is certainly more mature than the other businesses, has room to grow.

     In terms of new product areas, we use some simple criteria to evaluate growth opportunities or new businesses.

     These new areas must fit into the definition of who we are. We are direct merchants of unique and distinctive, high quality products. We need to have an edge, or reason for being, in any market, business or product area that we choose to enter. If we enter a new market, our customers can shop with confidence that we've done our homework and have produced a product that they can feel good about and that is not easily found elsewhere: i.e. products that are proprietary.

     These businesses also need to have some longevity to them. We will not pursue fads or short term trends no matter how attractive they look today.

     And we must be able to develop and execute at our historic standards of doing business, without negatively affecting our current businesses. Last year, we had too much on our plate. So we lightened our load and improved our capabilities.

     We are now ready to begin to pursue some new areas. Two areas we're very excited about are the launch of our German business within the next 12 months and the introduction of our Men's Big and Tall line. We feel that both of these have great potential and that we bring unique positions to both markets.

     I hope this gives you a flavor for what's happening at Lands' End today. We've made progress in many areas, but realize that there remains a great deal of work to be done. Most important, our priorities are aligned where they should be -- with the customer and with our people. Successful focus on these two areas should lead Lands' End to higher profits, higher sales and a stronger franchise for the future.

     As I wrote in the annual report, this is all very simple in concept. It is the execution that makes the difference -- execution with passion, creativity and commitment. These qualities bring the catalog to life for our customer and make Lands' End more than just a place to shop.

     Maybe just as important, it creates an atmosphere of excitement, of innovation and inspiration at Lands' End.

     Thanks for your attention. We'll be happy to answer any questions you might have.

*****************************************************************
Question and answer section:

Q:   Can you talk a little bit about the German launch, what kind of research you've done on the market, your cost commitment and are you going to be hedging the currency?
A:   SMITH:  As for the German market, it's a very strong catalog market. We think that it's somewhere between the strength of Japan and the UK. Germany is a very well developed catalog country and has two of the largest catalog companies in the world in Otto Versand and Quelle. Customers are accustomed to shopping by mail there, and they have a very strong infrastructure, which is obviously important to us. Another thing that fits well is that quality is very important to the people in Germany, so we feel very good about that market. The apparel market is about $70 billion, so it's a very large market as well.
     ORUM: Our hedging strategy is typically employed when we are sourcing merchandise outside of the local country. To the extent that it's meaningful, we'd hedge those purchases so we can stabilize our merchandise costs and therefore allow us to offer a consistent price in the market. At the outset, we would not be doing any significant hedging for Germany. We do hedge in the U.K. and Japan, as those businesses are larger. Also, in some other countries from which we source goods, we actually have some natural hedge. For example, some of our products sold in the U.S., are produced in Germany.
     Regarding research, about a year and a half ago, we did a test mailing into several European countries, and Germany and France were two of those countries.
     SMITH: Our investment will not be all that significant because we're trying to leverage the business, particularly the U.K. We're selecting products right out of our U.S. line. We're mailing essentially a very similar catalog, and it will be in the German language. We'll also leverage the U.K. business by shipping product from our U.K. warehouse. So it will not be a significant investment. Obviously, prospecting will be a big portion of that, especially to start out with.

Q: Can you give us some sense of how the other international areas are performing right now and what growth you expect in the future?
A:   SMITH:  We're in the U.K. and Japan, and both of those are doing very well, particularly in Japan. We also have what we call the pan-International business, which is mailed out of Dodgeville and which we've had for years. That business has been hurt somewhat by the strength of the dollar recently, so we have seen some impact there. Our approach is to take it one country at a time, to be able to handle the service aspects of the business. When we went into Japan, we had some real problems in the customer service area, and our fulfillment level was extremely low for Lands' End. There were times when our initial fulfillment was down in the sixty percent area, and that's absolutely unacceptable for any Lands' End business. We're going to try to be a little bit smarter with Germany. We've learned a few things, and we're very optimistic about the international business in total and are going to be continuing with our strategy.

Q:   What do you feel is an acceptable level of operating profit performance?
A:   SMITH:  Our operating margin has actually gone up and down over the past eight or ten years. We had a low point in Fiscal 1991 where we were at 4.1 percent pretax, and last year we were hit with the paper and postage increases and the slow market. I believe there's a lot of upside potential, and it really comes down to how well we execute. If we get the right product, present it properly, strongly position it within the catalog--if we can get these other things working, I see a lot of upside in terms of profitability. It's going to come down to how well we execute.
     At our peak, we were over 11 percent pretax profit, and that would obviously be very difficult to do today. I'd love to be able to say that we can do it, but it would take a lot of things going right to hit those levels. It's hard to say how high is high, but we do think that we have some upside potential from where we're at today.

Q:   What about your pricing this year versus last year?
A:   SMITH:  Our pricing has remained fairly constant over the past eight years, with very low single digit increases. Most of the margin improvement has come from sourcing and mix in terms of the businesses, and I don't see that changing very much. One thing I do see is the introduction of higher end products. In the recent past, we've had more products in a fairly narrow range. The natural instinct of product managers is if a product sells great at $20, we need more products at $20; if a product at $100 doesn't sell, we're going to get rid of it. We started to gravitate to lower price, higher volume price points, which I think hurt everything. What we're trying to do now is expand and offer some terrific high-end product. We'll have a terrific English rib, four-ply cashmere sweater that's going to retail for about $400.
So in terms of the average price points in the book, you will see that going up. But on a product for product basis, it's still going to be essentially flat, with maybe slight increases.

Q:   What can you do or could you have done differently to counter increases in paper and postage expenses?
A:   SMITH:  I don't think we should get too hung up on short-term cost changes. We can't affect them, and we should not completely change the way we manage the business because of them. We have a threshold that we believe we should mail down to in terms of acquiring a customer, and regardless of how much paper is going to be in the future, that customer is not going to be worth more because of that so we shouldn't be mailing deeper. One thing we may do differently is put more emphasis on new acquisition ideas. It's not just mailing deeper, but coming up with a new way to acquire customers. We probably could have been a little more innovative, put a little bit more behind it in terms of coming up with those ideas. It was tough because we had the profitability pressure in terms of turning the big book around. But that was clearly an area where we would have been a lot better off had we had one or two breakthrough ideas on acquisition. As I said, we are spending time on acquisition right now.


Q:   Could you elaborate a little more on customer acquisition
ideas?
A:   SMITH:  There are lot of things that we can do.  In the past what we've done primarily is mail the prospector book to prospect groups. There are things we can do in terms of targeting the message to different prospect groups that we used to do back in the '80s, but we got away from that a little bit. For instance, if someone comes to us through a catalog request or a pass-a-long, is there a different message we can send them? Is there a different stream of pieces that we could send them? Is it a letter, a series of pieces, a combination of cards, letters, catalogs? Those are some things we're thinking about in terms of acquisition. We've got this group together and they have a pretty free rein on the ideas they can come up with.

Q:   How are the Willis & Geiger and The Territory Ahead businesses doing?
A:   SMITH:  We're very pleased with both of these new businesses.
Willis & Geiger is still so young that basically all we have is prospecting results, and some information on retention of new customers. It's very early, but so far we are pleased with it.
The Territory Ahead has been around for a few years and we're also pretty pleased with that book. It's great; it's exciting; it's written very well, and it has some exciting products. Both of these businesses are still very small, and I don't spend a lot of my time nor does Chip spend much time on them. But as they grow they could become significant.
     What we're going to be doing in the future is evaluating all of our growth opportunities. Our approach isn't to do x number of startups, x number of acquisitions, x number of new line introductions. Rather, it's putting them all together and prioritizing them. Where we see the biggest opportunity is where we'll spend our time. Recently, it's been men's big and tall, it's been on quality, it's been on Germany. That's the approach that we would take, we wouldn't focus specifically on one area.

Q:   How are your new service initiatives being accepted--are they helping sales?
A:   SMITH:  Our customers give us very positive, consistent
ratings in the customer service area. In terms of 2-day delivery, we did get some feedback from customers saying they don't need it in two days, and could they pay less to get it in a longer period of time. We've talked about that a little bit and may be able to come up with something. As for the Shoehorn idea, that was an idea that came out of the shoe area, a good example of ideas bubbling up from people throughout the company. Shoes are a tough sell through the mail. People generally want to try them on, so the question was how can you build confidence so customers will try it. The initial idea was "Wouldn't it be great if the UPS guy could pull up and wait at your door while you tried on the shoes." A great idea, but we couldn't just do that yet. So we came up with the shoehorn idea. We tried it and had a great response. It did increase returns a little bit, which we expected, but it also increased demand quite a bit. So we're going to be expanding service, offering it for some of the women's shoes. It's an example of an idea that came up, we tried it and it worked, and I hope to see more of that kind of thing.
     The idea is that you buy the shoe and try it on. If it doesn't fit you call us. We'll pick them up and have the new shoes to you the next day, by noon. There's no charge for picking them up or shipping the new shoes out. We'll do this as long as it takes until we get it right. Once we fit you, you don't have to do this again, since we're using the same lasts, you will be able to order the same size from us all the time.
     And the name SHOEHORN is because we've got a 1-800-SHOEHORN number that you dial for the service.

Q:   How are your sales per page running?
A: SMITH: Sales per page are down from our peak, which was back in the late 80s and partly due to the issue of product mix. We have 23 million households on our file now versus a lot fewer back then, so we think we can get higher sales per page than we are today. Whether we can ever get back to those historical levels is questionable.

Q:   What feedback do you get from customer research and customer letters?
A:   SMITH:  Generally it's been very positive.  We always get our share of product requests. I talked about the fact that we pulled back a little too far on SKUs, and that came from customers. Recently we've been getting customers calling saying "I've ordered from you in the past, you dropped my size, now I can't order
anymore."   So we're going back and adding some of those SKU's.  We
track customer requests in different ways. We capture customer comments more than 10,000 each month from our operators. We also track two or three thousand letters a year that I get. We track where those letters are coming from, are they product, are they service related, are they something else. Trends have also been very positive. I get letters raving about service and about people going out of their way to help customers. We also hear about more topical issues. For example, when we did the Peruvian pima story, we got some letters on the Lori Baronson situation that was happening then. While we do get some letters on topical issues, it's mostly product requests and service.

Q:   Can you elaborate a little bit more on product?
A:   SMITH:  Generally requests will be very specific, such as, "I want this shirt in an aqua blue," or "extra small," rather than broad requests like, "why don't you offer face creams?" We also track all quality comments, and the percentage of positive comments has increased over the last twelve months or so.

Q:   Are you getting comments through e-mail?  How are you doing in electronic media?
A:   SMITH:  We get many comments through the Internet and e-mail, and we have a group of people who respond. In terms of the performance for the future, it's the right way to go, though it's still very small. Sales and "hits" and catalog requests are growing pretty rapidly, but on a very small base. We don't see it as being significant in the near future, but it's really handy for some customers, particularly international customers. They can send for a catalog free of charge rather than paying for a long-distance call.

Q:   What are your opportunities in the big-and-tall category?
A:   SMITH:  There is some competition out there for men's big-and-
tall, more in terms of regional stores, particularly in the bigger cities. There are a small number of catalogs that focus on big-and-tall, but we don't believe anybody's doing it as well in terms of overall quality and breath. We think it's a big opportunity.
     We'll be expanding our offerings into big-and-tall sizes this fall, but do not plan to have a separate catalog for this category at this time. I believe we'll pick up some new customers, but we think many will be in the same families. A guy who might be buying ties or pants, will now be able to buy a sportcoat or something else. It'll expand what they can buy from us and certainly, in many cases, it will be other members of the family that were already buying.

Q:   Have you made any progress on the physical handling of returns compared to a year ago?
A:   ORUM:  We're in the final stage of implementing a new process for product returns, which improves speed and cuts some costs. We've also seen a decline in returns relative to sales which is terrific. Hopefully that cost of returns will be greatly affected by the fact that we have less product coming back.

Q:   Can you quantify the cost of returns coming back?
A:   Orum:  It's expensive to process a return.  When someone
returns an item and wants a replacement, we have a shipping cost that the customer isn't paying for. We charge the customer about $5 for a shipment, and we aren't trying to make a profit on that, so that gives you an idea of the magnitude. If a customer makes a return and does not want a replacement, we've lost a sale in addition to the original handling cost and the returns processing. We're talking single digit dollars per item.
     So you can see where the return rate can have an impact. We want to improve on the quality side, give a better explanation of the product in the catalog, and make a better visual presentation of the product. Anything we can do to make sure that the product the customer gets is what they thought they were going to get, and that it fits -- that's where we're going to win this one. Besides the cost savings, we have also increased in customer satisfaction as a result.
     The return rate varies quite a bit by category. In categories where fit is not critical, as in luggage, we'll have a very low return rate. In some of the women's categories and highly tailored areas, there is a very high return rate. So we do see some differences in product mix. We are seeing meaningful reductions in return rates from the prior year throughout all categories, so it's not a mix issue for us.

Q:   What kind of response have you seen from your TV ads on
cashmere and dress shirts?
A:   SMITH:  The response is very positive.  We ran the cashmere ad last fall, and it got very tough to staff for them. You have a very short period of time when everybody's calling. It generally overloads the phones for five or ten minutes, and then it drops down. We tried to staff up for it this past Sunday when we ran the dress shirt ad, but found out, after the fact, that it wasn't nearly enough. We plan to step up the TV advertising. We have two ads now and are developing two more. By fall, we'll have them running concurrently.

Q:   How are you making improvements in sourcing and are you using more or fewer sources?
A:   SMITH:  First of all, we don't source strictly for cost,
though we have seen some improvements there. Generally, we've switched vendors for quality and it cost us more, but recently we have done more 807 production where it's happened to cost us less. It takes so long to bring a new vendor on line that it would be counter-productive to move around simply for price. The number of vendors we use hasn't changed significantly.

Q:   Do you have strong enough management in the merchandising
area?
A:   SMITH:  Actually, we do have quite a few people in
merchandising who have been around a long time. We have had some changes in top management, most recently with our senior vice president of merchandising and design, Mindy Meads, leaving and also Phil Iosca, vice president, merchandising. We have Joe Sirianni, group merchandising manager for coed, who has been with the company 11 years; Franz Weiglein, who is general merchandise manager for men's, has been with us since 1990; Tracy Gardner-Cashen, general merchandise manager for women's, has been with us a year and a half. But it is a concern. It is a critical area, and we're looking to fill Mindy's position as fast as we can -- we're going to make sure, to the extent that we can, that it's the right person. It's a top priority.

Q:   What is the possible impact of sanctions vis a vis the China situation?
A:   ORUM:  We're closely monitoring what is going on with the
China situation. As it appears now, it is not going to be a hugely significant thing for Lands' End. Even though we are sourcing quite a few goods out of China, many of them are not presently on the list to have the surcharge. We do have a few items in the silk area that could be subject to that. To the degree that we can, we'll try to re-source those. As we see it now, it's not going to have a severe impact for us this fall.

Q:   Could you talk about the success of the outlet stores and if there are any changes there?
A:   SMITH:  Sales have been up and down for the outlet stores, similar to what's been going on in retail, and we are expanding somewhat. Prior to last year, it had been several years since we had opened an outlet store. Last year we opened four or five stores, and we plan on opening more this year. It's really dependent on the amount of product we need to move. If we reduced all our returns and defective products to zero, it would eliminate the need.
     The stores have been our only resource for low quantity product up to now. We can't put an item in a book and mail it to three million people if we only have 100 units of something. So the Internet is an interesting opportunity because it allows us the flexibility for moving low unit items. If we can get that to work, it will reduce our dependency on the stores. We'd rather not open more stores if we can help it.

Q:   How do you monitor product quality against the competition?
Do you use measures similar to Consumer Reports?
A:   SMITH:  That's one of the areas I was referring to --
implementing standards and procedures for evaluating quality.
There are a number of things that we've done. We've implemented random audits in the warehouse, we're doing some things as far as comparisons go, we're working with schools, and we're doing some testing with an independent lab. It really varies by product. Testing down product is very different from testing swimwear or sportcoats. We sometimes use a Consumer Reports type approach, and we've done very well with that. We've also used some very technical measures, such as crocking and tensile strength. We believe it's a combination of aesthetics and the technical performance of the product. We track that against whoever we identify as our key competition within product lines, and it varies by product.

Q:   What can be done to reinvigorate the core catalog?
A:   SMITH:  There are three areas that determine the strength of the core catalog. First is the merchandising, the strength of the product. Second is the creative in terms of how we present it. Third is marketing in terms of who we send it to and when we mail it. We've been spending a lot of time on the creative. I think we've made a lot of progress, and that has had an impact. We've also spent a lot of time on product, particularly core product upgrades. We've started getting into new and specialty products, and that has had an impact. We have clearly seen a swing in performance from a year ago. It's a trend that started about last August or September when we started to see improvement in the productivity of those books. We're still not at the level where we have been in the past, but we have seen improvement. We're going to continue along those lines. An area where we have not seen as much progress is marketing. We are now focusing our time and investing heavily in that area, and hopefully we'll see some impact in the marketing area as well.

Q:   What are your growth opportunities?
A:   SMITH:  We don't get into specific numbers, but it's going to depend on how well we execute. I believe there is growth opportunity within the core book. Others think it's going to be very difficult. We're at a size where if you look at our sales within the catalog apparel industry, we have a very large market share. We have to be very good if we're going to grow, and I believe we can do that.

          (Due to uncertainties in the marketplace and in the pricing structure of goods and services that the company uses, but over which it has no control, our forward-looking statements may not always be realized.)

Q:   How is the catalog performing with older customers versus
newer customers?
A:   SMITH:  Generally, we haven't seen a big difference in terms of performance. It's better for prospects, it's better for new customers, it's better for older customers. If we put together a book that doesn't work so well, it doesn't work across the board. Rarely will we see a book do great for one segment and not for another. But it is tougher to acquire new customers and to acquire the same level of quality of customers. That's why we're focusing on getting those people, and once we get them, to really make sure they get to that higher level. We're doing some different things because we're going deeper into the population. As we grow, it's going to become more difficult in the future.

Q:   Are older customers ordering more or less frequently?
A:   SMITH:  It pretty much follows the trend of overall sales.
Recently they've done better than they were doing a year ago. The first half of last year, the performance of that group, and all groups, was really one of the worst periods we have seen in the company. It started to pick up in the second half of last year, and it has continued into the first quarter.

Q:   What percent of sales is associated with core items?  What is the trend?
A:   SMITH:  The core business (regular monthly and prospecting catalogs) generates about two-thirds of sales for the company, and that number is decreasing. We want it to decrease because our specialty businesses are doing well, not because the core books are doing poorly. But clearly, there's more upside growth potential in those specialty businesses.

Q:   Can you break out sales by each of the businesses?
A:   ORUM:  We have three general areas, or segments:  the core, foreign-based operations and new and specialty businesses. As we said, the core is about two-thirds of our business, our foreign-based businesses are still slightly less than 10 percent, and our new and specialty businesses fall somewhere in the 25 percent range.

Q:   Will you change circulation because of lower paper costs?
A:   SMITH:  I don't think we should change our circulation
strategy based on cost. The value of a customer doesn't change based on what future costs are going to be necessarily. But lowered costs do enable us to mail deeper because we can mail that book to more customers with the same performance. So assuming costs do come down, it will allow us to mail more than we would have otherwise. We wouldn't simply pocket that savings.

Q:   Any change in lifetime value of a customer over time?
A:   SMITH:  Actually it has come down somewhat from where we were back in the late '80s. It really depends on source as well as a mix issue of the quality of customers that we're going after today. It was easier when we were small. We had more of the people who really wanted to buy from us, and now we're going deeper into the population than we had been in the past.

Q:   How do you determine what your market share is?
A:   SMITH:  You can define it in a lot of different ways.  We
primarily use research by NPD which reports that total apparel sales in the areas we participate in is somewhere around $135 billion, and catalog sales for those categories is about 6 to 10 percent of that. We're at just over $1 billion total. So if you look at those numbers, we have a very large share of the catalog apparel market. We view our primary competition as being total retail because the majority of the business is being done by store-based retailers.

Q:   Are you competitive on pricing?
A:   SMITH:  We don't focus a lot on price, but obviously the value is very important to us. For what we offer, we believe we're competitively priced, in some areas more so than others. We're going to reintroduce the Textures line in the women's area this fall, and because there are such high markups within the industry in that product line, we're going to be coming out with products that have a significant price advantage. In some core products, the price advantage is less but it's still there. If you're looking at comparable quality product, we compare very favorably across most product areas.

Q:   Would you talk a little about paper prices?
A:   ORUM:  In terms of pulp, prices have come down significantly, but coated paper has not come down as rapidly. In terms of our costs, by the end of the second quarter we will have anniversaried most of the higher paper costs. My feeling is that we'll see some small declines in paper prices as we proceed past that point.
Paper prices went up very sharply, very quickly, and they're coming down much more slowly. Our coverage of paper, in order to make sure we had sufficient supply, will actually carry us through the second quarter, and then we should see some improvements.

Q:   Any thought to approaching other foreign markets with a
partner or will go it alone as in Japan?
A:   ORUM:  We think Japan is a good model to follow, although we will look at that on a country by country basis. In Germany, we'll be going in alone and will be able to minimize our investment by using our U.K. facility for warehousing and package preparation. Doing so will add maybe one day on package delivery, as service is quite reliable in Germany. We will have a phone and service center in Germany. We'll also try to leverage the creative piece in terms of catalog preparation and have only black-plate changes of type for the German catalog. That will also help minimize the up-front costs.

Q:   Chip, where are you going to focus your efforts?
A:   ORUM:  In the near term, I'll concentrate on two principal areas. First, in the area of operations, we want to look at what service enhancements we can provide that will differentiate us from the competition. Even though we have a great reputation in terms of service and clearly want to maintain that, we also want to find something different that we can do that someone else won't be able to match -- not necessarily throwing money at it, but changes we can make in process and the way we communicate and handle the transaction with the customer.
     My second focus will be in the area of supply chain management. As we look at the international areas growing, we've quite a bit of work yet to do, in terms of managing the sourcing, the logistics and the service level for those international businesses to make sure that we're optimizing our total cost globally.
     And anything else Mike has on my plate.

Q:   Are you continuing your share buyback program?
A:   ORUM:  We continue to view buying back shares as a good use for excess cash.